Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into by and between Frontier Communications Corporation (“Frontier”), its affiliates, subsidiaries, and divisions (Frontier and its affiliates, subsidiaries, and divisions are, collectively, the “Company”), and John M. Jureller (the “Employee”).

WHEREAS, the Employee’s functions at the Company will be transitioned to the Executive Vice President & Chief Financial Officer-Elect (the “CFO-Elect”) between September 12, 2016 and November 4, 2016 (the “Transition Period”), and Employee will be fully cooperative, collaborative and supportive of and with that transition and the CFO-Elect.

WHEREAS, Employee’s employment with the Company will terminate on November 4, 2016 (the “Separation Date”).

WHEREAS, the Company will provide the Employee with certain severance benefits described below in exchange for the release of any claims that the Employee may have against the Company, including any claims concerning the Employee’s employment with the Company or the Employee’s termination of employment, and the other covenants by Employee set forth in this Agreement.

WHEREAS, the Employee accepts these severance benefits in return for the Employee signing a full release of any claims the Employee might have against the Company, including any claims concerning the Employee’s employment, the termination of that employment, and any claims for any benefits pursuant to that employment, and in return for the other promises contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1.Transition.  During the Transition Period, the Employee will continue in his position as Executive Vice President & Chief Financial Officer of Frontier and will continue to receive his base salary (as such existed on the Delivery Date hereof) on a semi-monthly basis. During the Transition Period, the Company will transition reporting of Finance Department functions to the CFO-Elect.  The Company currently contemplates that the Financial Planning & Analysis function will transition first, followed by Treasury, Accounting, and Investor Relations.  Internal Audit will continue to report to the Employee through the Separation Date.  Except as directed by the Company, throughout the Transition Period, the Employee will otherwise continue to perform the duties he would have performed in the absence of the transition, including but not limited to signing, in his capacity as principal financial officer of Frontier, the two customary certifications to be attached as Exhibits 31.2 and 32 to the Company’s Form 10-Q for the third quarter of 2016.

2.Termination of Employment.  The Employee’s employment with the Company will terminate effective on the Separation Date.

3.Separation Benefits.  In consideration of the Employee’s execution of this Agreement and his obligations herein and subject to the Employee’s compliance with the terms of this Agreement, the Company will provide the following separation benefits:

(a) As soon as reasonably practicable following the Separation Date or such earlier date as may be required by applicable state statute or regulation, the Company shall pay the Executive (i) any annual base salary earned but unpaid through the Separation Date, (ii) any accrued but unused paid time off through the Separation Date (less applicable deductions), if any,  (iii) reimbursement for all un-reimbursed business expenses properly incurred by the Executive in accordance with Company policy prior to the Separation Date; and (iv) all benefits accrued up to the Separation Date, to the extent vested, under all benefit plans of the Company in which the Executive participates in accordance with the terms of such plans and any amounts required to be paid pursuant to applicable law.    The payments in this Section 3(a) will be made irrespective of whether Employee signs this Agreement.

(b) The Company will pay the Employee severance pay in the total gross amount of one million five hundred thousand dollars  ($1,500,000.00), less applicable federal, state, and local income taxes, Social Security and Medicare taxes, and payroll deductions. Such amount shall be paid in two installments.  The first installment in an amount of $250,000 will be made on the first semi-monthly payroll date of the Company following the Separation Date and following the expiration of the revocation period.  The remaining amount of payments pursuant to this Section 3(b) shall be paid on the first semi-monthly payroll date of the Company in January 2017.

(c) The Company will pay, on the Employee’s behalf, the premiums or equivalent premiums (to the extent set forth below) for the Employee’s coverage and for the Employee’s family, if applicable, under the Company’s group medical plan if the Employee elects to continue coverage under such plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for fifteen (15) months after the Separation Date or until the Employee has a right to obtain group medical, dental, and vision coverage through some other employer, whichever occurs first.  During the period of Company-paid COBRA benefits, the Employee will remain responsible for the Employee’s share of the cost of Company provided medical, dental or vision coverage at the same rate paid by other employees of the Company in the same group that the Employee was in when employed by the Company.  The Employee shall remit any required payments to the Company for COBRA coverage in a timely manner.

(d) Other than as set forth in this Section 3, the Employee acknowledges and agrees that he is not otherwise entitled to, and shall not be entitled to, any other compensation, bonus, payment or benefits of any kind or description from the Company.  The Employee acknowledges that he would not receive the payments and benefits specified in Sections 3(b) and (c) above absent his execution of this Agreement and the fulfillment of the promises made herein.

4.General Releases.  In consideration of the Company’s execution of this Agreement and of the payments and benefits provided for in Section 3 above, which the Employee acknowledges is adequate consideration, the Employee, on behalf of his heirs, successors, assigns, executors, and representatives of any kind, releases and forever discharges the Company, its subsidiaries, affiliates, and divisions, and all their past, present, and future employees, directors, officers, agents, shareholders, insurers, attorneys, employee benefit plans and plan fiduciaries, executors, successors, assigns, and other representatives of any kind in their capacities as such (referred to in this Agreement collectively as “Released Parties”) from any and all claims, charges, demands, liabilities, or causes of action of any kind, known or unknown, arising through the date the Employee executes this Agreement, including, but not limited to, any claims, liabilities, or causes of action of any kind arising in connection with the Employee’s employment or termination of employment with the Company. The Employee also releases and waives any claim or right to further compensation, benefits, damages, penalties, attorneys’ fees, costs, or expenses of any kind from the Company or any of the other Released Parties, except that nothing in this release shall affect any rights the Employee may have under:  (i) this Agreement; (ii) any funded retirement or 401(k) plan of the Company; or (iii) COBRA health insurance benefits that are determined as described above. Without limitation, the Employee waives any right or claim to reinstatement of the Employee’s employment with the Company. The claims that the Employee is releasing include, but are not limited to, claims for and/or claims for violations of: wrongful discharge; constructive discharge; breach of contract; tortious interference with contract; unlawful terms and conditions of employment; retaliation; defamation; invasion of privacy; unlawful conspiracy; discrimination, including any claims arising under the Age Discrimination In Employment Act of 1967, 29 U.S.C. §621 et seq. (“ADEA”); Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Federal Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201 et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d) et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq.; the Connecticut Human Rights & Opportunities Law, Conn. Gen. Stat. § 46a-60 et seq.; the Connecticut Wage Hour and Wage Payment Law; and the Connecticut Family and Medical Leave Act, all as amended; any other federal, state, or local constitutional provision, statute, executive order, or ordinance relating to employment, or other civil rights violations; and any other claims whether based on contract or tort.  The Employee acknowledges that, during his period of employment with Company, he  was never denied a family or medical leave of absence or military leave of absence, and  was never discouraged from seeking such a leave.

5.No Other Proceedings. The Employee represents that the Employee will not file or join in any action, charge, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties (other than pursuing a claim for unemployment compensation benefits to which the Employee may be entitled) with respect to any claim that is released in this Agreement, including any matter arising out of or in connection with the Employee’s employment with the Company or the termination of that employment.  The Employee covenants and agrees that this Section may be raised as a complete bar to any such action, charge, claim, complaint, lawsuit, or proceeding.

(a) Should the Employee file or join in any action, claim, complaint, lawsuit, or proceeding of any kind against the Company or any of the other Released Parties, based on any claim that the Employee has released, or should such an action, claim, complaint, lawsuit, or proceeding  be filed on the Employee’s behalf, the Employee agrees to withdraw, dismiss, or cause to be withdrawn or dismissed, with prejudice, any such action, claim, complaint, lawsuit, or proceeding of any kind that is pending in any federal, state, or local agency or court.  If the Employee breaks this promise and files or joins in any action, claim, complaint, lawsuit, or proceeding based on any claim that the Employee has released, then the Employee will pay for all costs the Company or any of the other Released Parties incurs in defending against the Employee’s claim, including reasonable attorneys’ fees, unless prohibited by law.

(b) For the avoidance of doubt, this Agreement does not affect or limit any claims that, under controlling law, may not be released by private agreement, including, without limitation, (a) any claims under workers’ compensation laws; or (b) the right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency, or with the National Labor Relations Board, or to provide information to or assist such agency in any proceeding, provided, however, that the Employee agrees that by signing this Agreement, the Employee specifically waives his right to recover any damages or other relief in any claim or suit brought by or through the EEOC or any other state or local agency under Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, or any other federal, state or local discrimination law, regardless of whether such claim or suit is brought by Employee or on his behalf, except where prohibited by law.

(c) Additionally, nothing in this Agreement shall limit or restrict the Employee’s right under the ADEA to challenge the validity of this Agreement in a court of law.  However, the Employee nevertheless understands that in any suit brought solely under the ADEA, the Employee would not be entitled to any damages or other relief unless this Agreement and the waivers contained in it were deemed to be unlawful or otherwise invalid.

6.No Admission; No Sale of Claim.   The Employee understands and agrees that neither the Company’s signing of this Agreement nor any actions taken by the Company toward compliance with the terms of this Agreement constitutes an acknowledgment, admission, or concession by the Company or any other “Released Parties,” as defined in Section 4 hereof that it has breached any contract, committed any tort or violated any federal, state or local statute, constitution, regulation or ordinance, or committed any wrongdoing whatsoever. The Employee represents that the Employee has not given or sold any portion of any claim discussed in this Agreement to anyone else.

7.Confidential Information; Return of Property.

(a)The Employee acknowledges that during the course of the Employee’s employment with the Company, the Employee has been entrusted with proprietary information relating to the Company’s businesses, including actual or potential strategies; competitor information; products; equipment; processes; software; business plans; marketing and selling plans; personnel information, including payroll records (regarding current and former employees); formulas; financial, accounting and internal audit records; tax information, planning and strategies; legal strategies; actual and potential customer information, including account and transaction information; pricing and cost information; and research and development (the “Confidential Information”; as used in this Agreement, Confidential Information shall also include documents or information belonging to third parties covered under confidentiality agreements entered into by the Company and such third parties). The protection of the Confidential Information is vital to the interests and success of the Company.  Therefore, the Employee shall not, at any time, directly or indirectly, for himself, or on behalf of any other individual, corporation, association, partnership (limited, general or limited liability), limited liability company, joint venture, trust, estate, governmental authority or other entity or organization (each, a “Person”) or otherwise, divulge or disclose for any purpose whatsoever, or duplicate, photocopy, fax, electronically send or download into any information retrieval system including the Internet, any Confidential Information; and the Employee shall hold all such information strictly confidential and shall not directly or indirectly communicate, disclose or use such information for any purpose whatsoever, other than in connection with the performance of his job duties while employed or retained by the Company.  In the event that the Employee is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to make any disclosure which is prohibited or otherwise constrained by this Section 7, the Employee agrees that he shall provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy or waive the Employee’s compliance with the provisions of this Section.  In the event that such protective order or other remedy is not obtained, or Buyer grants a waiver hereunder, the Employee may furnish that portion (and only that portion) of the information that the Employee is legally compelled to disclose or else stand liable for contempt or suffer other censure or penalty; provided, however, that the Employee shall use his best efforts to obtain reliable assurance that confidential treatment will be accorded any information so disclosed.

(b)The Employee shall return to the Company no later than three (3) days after the Separation Date, the originals and all copies of any business records or documents of any kind belonging to, or related to, the Company that are or were subject to the Employee’s access, custody, or control, regardless of the sources from which such records were obtained, together with all notes and summaries relating thereto, and no later than three (3) days after the Separation Date shall delete all electronic copies of such business records or documents then stored on any electronic device not belonging to the Company.  Additionally, on the Separation Day the Employee shall return to the Company all keys, security cards, credit cards, passwords, and other means of access to the Company’s offices and other facilities.

(c)The Employee shall also, no later than the Separation Date, return to the Company any and all computer hardware, equipment, and software belonging to the

Company, including any and all program and/or data disks, manuals, and all hard copies of Company information and data, and shall disclose to the Company any and all passwords utilized by the Employee with regard to the Company’s computer hardware and software so that the Company has immediate, full, and complete access to all of the Company’s data and information stored, used, and maintained by the Employee, or to which the Employee had access.  The Employee shall also, no later than the Separation Date return to the Company any other property of the Company.   Notwithstanding the provisions of this Section 7, the Employee may retain his laptop computer and the Employee will receive reasonable laptop support for a fifteen-month period after the Separation Date.  Further, the Company agrees to transfer the Employee’s personal mobile phone and phone number over to the Employee’s personal plan.

(d)The Employee acknowledges that the Employee’s obligations under this Agreement are in addition to those obligations the Employee has under applicable law in respect of trade secrets and other legally protected information and those arising under the Employee’s duty of loyalty owed to the Company.

8.Confidentiality of this Agreement.  The parties agree that the contents of this Agreement shall be kept confidential until it is filed as an exhibit to the Company’s Form 10-Q for the second quarter of 2016, in accordance with applicable federal securities law.

9.Non-Solicitation/Non-Disparagement.

(a) Non-Solicitation.  The Employee agrees for himself and his Affiliates that neither he nor any of his Affiliates shall (i) directly or indirectly, for themselves or on behalf of any Person or otherwise, endeavor to entice away or solicit for employment or as a consultant or independent contractor, any Person employed or retained by the Company at any time during the term of such restriction while such Person remains employed or retained by the Company and for a one (1) year period after the termination of such employment or retention; (ii) solicit, interfere with, induce or entice away any Person that is a client, customer or agent of the Company; or (iii) in any manner persuade or attempt to persuade any such Person to discontinue a business relationship with the Company.

(b) Non-Disparagement.  The Employee agrees not to make or otherwise publish any statement that in any way disparages, or otherwise reflects adversely on the Company, any other Released Party, to any person or entity either orally or in writing.  The Company agrees to instruct its executive officers and directors not to make or otherwise publish any statement that in any way disparages, or otherwise reflects adversely on the Employee to any person or entity either orally or in writing.  Disparaging statements as used in this Section shall include, but not be limited to, any statements regarding any non-public information about the Company or its owners, directors, employees, customers, vendors, or patrons, that may reasonably be considered to be detrimental to the Company or any other Released Parties, or to their business operations or to their business, professional, or personal reputations.  Nothing contained in this Section 9(c) shall (or shall be deemed) to prevent or impair the Employee from testifying, to the extent that the Employee reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or required.

10.Cooperation.  During the Transition Period, the Employee agrees to be fully cooperative, collaborative and supportive of and with the activities and provisions of Section 1 hereof and the CFO-Elect.  After the Separation Date, the Employee agrees to reasonably cooperate with the Company and its financial and legal advisors when and as the Company requests in connection with any claims, investigations, or other proceedings involving the Company with respect to matters occurring while the Employee was employed by the Company, provided such cooperation does not materially interfere with Employee’s current employment.

11.Effect of Breach.  If the Employee breaches any of the Employee’s promises or obligations contained in this Agreement, then the Company has the right to immediately stop making the payments described in Section 3 and to seek repayment of payments already made pursuant to Section 3.  Regardless of whether or not the Company exercises its rights under this Section to stop making the payments described in Section 3, the Employee will continue to be obligated to comply with all the Employee’s promises and obligations contained in this Agreement.  Additionally, if the Company exercises its rights under this Section to stop making the payments described in Section 3, then the Company will also have the right to pursue all additional rights it has against the Employee pursuant to this Agreement, including, but not limited to, all the rights described in Section 13, as well as any and all other legal rights it may have against the Employee for breaching any of the Employee’s promises or obligations in this Agreement.

12.Arbitration; Submission to Jurisdiction.  The parties agree that any disputes regarding any rights or obligations pursuant to this Agreement shall be resolved by final and binding arbitration pursuant to the Employment Rules of the American Arbitration Association, except that the Company may seek injunctive relief to enforce any confidentiality, non-competition, non-solicitation or non-disparagement obligations in this Agreement in any court of competent jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding seeking such injunctive relief may, at the option of the Company, be brought and determined in the United States District Court for the District of Connecticut (or, if such court lacks subject matter jurisdiction, in the Connecticut Superior Court located in either New Britain or Hartford, Connecticut), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any such action or proceeding, (a) any claim that it is not personally subject to the jurisdiction of the courts in Connecticut as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Any arbitration hearing must be conducted in Fairfield County, Connecticut and shall be a confidential and private proceeding.

13.Enforcement.  If any arbitrator or court of competent jurisdiction determines that the Employee or the Company has violated any of the Employee’s or the Company’s respective promises or obligations contained in this Agreement, then the arbitrator may award the injured party, in addition to its damages, all costs and expenses incurred in its enforcement efforts, including actual attorneys’ fees, from the violating party.  In addition, the parties acknowledge and agree that a breach by a party of any of its promises or obligations contained in this Agreement shall cause the other party irreparable harm and that the other party and its affiliates shall be entitled to injunctive relief, in addition to damages, for any such breach.

14.Taxes.  The Employee recognizes that the payments and benefits provided under this Agreement will result in taxable income to the Employee that the Company will report to appropriate taxing authorities.  The Company shall have the right to deduct from any payment made under this Agreement any federal, state, local, or other income, employment, or other taxes it determines are required by law to be withheld with respect to such payments and benefits.

15.Consultation with Counsel.  THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED, IN THIS WRITING, TO CONSULT WITH AN ATTORNEY OF THE EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT THE EMPLOYEE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL (IF ANY) AS THE EMPLOYEE DEEMED APPROPRIATE.  The Employee understands, however, that whether or not to consult with an attorney is the Employee’s decision.  The Employee agrees that the Company shall not be required to pay any of the Employee’s attorneys’ fees in this or any related matter or lawsuit, now or later, and that the amounts payable under Section 3 are in full and complete payment of all matters between the Employee and the Company, including, without limitation, attorneys’ fees and costs.

16.Right to Revoke Agreement. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN PROVIDED WITH A PERIOD OF TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED OF THE EMPLOYEE’S RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7)-DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT (THE “REVOCATION PERIOD”).  TO REVOKE, THE EMPLOYEE MUST GIVE THE COMPANY WRITTEN NOTICE OF THE EMPLOYEE’S REVOCATION WITHIN THE SEVEN (7)-DAY REVOCATION PERIOD.  Any revocation must state “I hereby revoke my acceptance of my Separation Agreement and Release.”  The revocation must be personally delivered or mailed to Kathleen Weslock, EVP, Chief People Officer, Frontier Communications Corporation, 401 Merritt 7, Norwalk,

Connecticut 06851, and received by Ms. Weslock prior to the expiration of the Revocation Period.  If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in Connecticut, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.  This Agreement shall not become effective or enforceable, and the consideration described above in Section 3 shall not be payable, until the Revocation Period has expired without such revocation having been given.

17.Effective Date of Agreement. This Agreement becomes effective on the eighth (8th) day after the Employee signs and returns it to the Company, provided the Employee has not revoked this Agreement pursuant to Section 16. After the Employee signs and dates the Agreement, the Employee must return the Agreement to the Company representative noted in Section 20 below.

18.No Reliance.  The parties acknowledge that they execute this Agreement in reliance on their own personal knowledge, and are not relying on any representation or promise made by any other party that is not contained in this Agreement.

19.Entire Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all prior or contemporaneous negotiations, agreements, or understandings between the parties, except that any obligations of the Employee to the Company, under any agreement, policy, or other document in force on the Separation Date, that by their terms apply after the termination of his employment shall survive the execution of this Agreement and continue in full force and effect.  No promises or oral or written statements have been made to the Employee other than those in this Agreement.  If any portion of this Agreement is found to be unenforceable, all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable.

20.Notice.  Any notice to be given under this Agreement shall be in writing and delivered personally, sent by a nationally recognized courier service or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give written notice of under this Agreement. Any party may serve process in any matter relating to this Agreement in the same manner.

If to Employee, to: John M. Jureller [address on file with the Company]	If to the Company, to: Kathleen Weslock EVP, Chief People Officer Frontier Communications Corporation 401 Merritt 7 Norwalk, Connecticut 06851

21.Governing Law.  This Agreement shall be governed by the substantive laws of the State of Connecticut without regard to conflicts of law principles.

22.Counterpart Signatures.  If the Company and the Employee sign this Agreement in two counterparts, each will be deemed the original but all counterparts together will constitute one instrument.

23.Headings.  All descriptive headings of sections in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to any such heading.

24.Inducement.  To induce the Company to provide the Employee the consideration recited in this Agreement, the Employee voluntarily executes this Agreement, acknowledges that the only consideration for executing this Agreement is that recited in this Agreement, and that no other promise, inducement, threat, agreement, or understanding of any kind has been made by anyone to cause the Employee to execute this Agreement.  The Employee acknowledges and agrees that the consideration recited in this Agreement is more than the Company is required to deliver under its policies and procedures, and that any additional consideration is delivered in consideration for the Employee signing this Agreement.

THE EMPLOYEE AGREES THAT THE EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT INCLUDING THE RELEASE OF CLAIMS AND FULLY UNDERSTANDS ITS TERMS.

THE EMPLOYEE UNDERSTANDS THIS AGREEMENT CONTAINS A FINAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND THAT THE EMPLOYEE CAN MAKE NO FURTHER CLAIM OF ANY KIND AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF ACTIONS OCCURRING THROUGH THE DATE THE EMPLOYEE EXECUTES THIS AGREEMENT.

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND HAS HAD AN OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY.

THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE IS ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITHOUT ANY COERCION.

THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS HAD 21 DAYS TO CONSIDER THIS AGREEMENT.  IF THE EMPLOYEE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE 21 DAYS, HE AGREES THAT HE DOES SO VOLUNTARILY AND OF HIS OWN FREE WILL.

[Remainder of this page intentionally left blank. Signature page follows.]

/s/ John M. Jureller                              Date:  September 14, 2016

John M. Jureller

FRONTIER COMMUNICATIONS CORPORATION

/s/ Kathleen Weslock                          Date:  September 14, 2016

By: Kathleen Weslock

Title: EVP, Chief People Officer